UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
Current Report
Pursuant To Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2010 (March 26, 2010)
TENNECO INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-12387 (Commission File Number)	76-0515284 (I.R.S. Employer Identification No.)

500 NORTH FIELD DRIVE, LAKE FOREST, ILLINOIS (Address of Principal Executive Offices)	60045 (Zip Code)
Registrant’s telephone number, including area code: (847) 482-5000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.
Tenneco Inc. announced today that the company has modified its U.S. trade accounts receivable securitization program to extend the revolving terms of the program to March 25, 2011, add an additional bank investor and increase the available financing under the facility by $10 million to a total of $110 million. In addition, as permitted under the revised first priority facility, the company has added a second priority facility, which provides up to an additional $40 million of financing against accounts receivable generated in the U.S. and Canada that would otherwise be ineligible under the first priority facility. The new second priority facility, which also expires on March 25, 2011, is subordinated to the existing securitization facility. The company’s accounts receivable securitization programs, both in North America and in Europe, provide the company with financing at costs that are generally favorable to alternative sources of financing and allow the company to reduce borrowings under its revolving credit agreements.
Under the North American facilities, certain of the company’s operating subsidiaries sell their trade receivables on a revolving basis, without recourse, to a consolidated subsidiary structured as a special purpose entity, which then sells undivided percentage ownership interests in the receivables to the bank investors under the programs. The company has agreed to guarantee the performance obligations of those operating subsidiaries under the facilities. Available financing is based on the amount of eligible accounts receivable less certain concentration limits and specified reserves. Each facility contains customary covenants for financings of this type, including restrictions related to liens, payments, merger or consolidation and amendments to the agreements underlying the receivables pool. Further, each facility may be terminated upon the occurrence of customary events (with customary grace periods, if applicable), including breaches of covenants, inaccuracies of representations and warranties, bankruptcy and insolvency events, certain changes in the rate of default or delinquency of the receivables, a change of control and material judgments. In addition, each facility contains cross-default provisions, where the facility could be terminated in the event of non-payment of other material indebtedness when due and any other event which permits the acceleration of the maturity of material indebtedness.
Under Statement of Financial Accounting Standards (FAS) No. 166, “Accounting for Transfers of Financial Assets — an amendment to ASC Topic 860,” which becomes effective for Tenneco in the quarter ending March 31, 2010, Tenneco’s accounts receivable securitization programs in North America and Europe must be accounted for as secured borrowings. Under the previous guidance of ASC Topic 860 (FAS 140), these programs were accounted for as sale transactions and disclosed in the footnotes to the company’s financial statements.
The impact of the new accounting rules on the company’s consolidated financial statements will be to increase both receivables and short-term debt on its balance sheet and to decrease the loss on sale of receivables and increase interest expense on its income statement. In addition, under the new accounting rules, changes in the funding levels provided by the accounts receivable securitization programs will be reflected as a change in short-term debt and included in net cash provided by financing activities on the company’s cash flow statement rather than reflected as a change in receivables and included in net cash provided by operating activities as under the previous guidance. Had FAS 166 been in effect in 2009, reported receivables and short-term debt would both have been $137 million higher as of December 31, 2009 and the loss on sale of receivables would have been $9 million lower, offset by a $9 million increase to interest expense in 2009.
The higher reported levels of debt and interest expense resulting from the change in accounting guidance will have no effect on Tenneco’s debt covenant ratios because the definitions of those ratios in the company’s debt agreements are based on U.S. GAAP in effect on the date the agreements were executed, which preceded the effective date of FAS 166.
The above summary of the amendments to Tenneco’s U.S. trade accounts receivable securitization program is not complete and is qualified in its entirety by reference to the terms of the documents effecting the amendments, copies of which are filed as Exhibits 10.1-10.5 hereto and are incorporated by reference herein.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits

Exhibit No.	Description

10.1	Third Amended and Restated Receivables Purchase Agreement, dated as of March 26, 2010

10.2	Intercreditor Agreement, dated as of March 26, 2010

10.3	Omnibus Amendment No. 4, dated as of March 26, 2010, to Receivables Sale Agreements, as amended

10.4	Slot Receivables Purchase Agreement, dated as of March 26, 2010

10.5	Fourth Amended and Restated Performance Undertaking, dated as of March 26, 2010

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENNECO INC.
Date: March 30, 2010	By:	/s/ James D. Harrington
James D. Harrington
Senior Vice President, General Counsel and Corporate Secretary